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                                                                Exhibit 99.20



SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (SIERRA PACIFIC INSTITUTIONAL PROPERTIES V) :



                                                                                                               THREE MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                  MARCH 31,    MARCH 31,
                                                   --------------------------------------------------------   ---------    ---------
(000'S)                                              1995        1996        1997        1998        1999        1999        2000
Earnings:
  Pretax income (loss)                             $   (206)   $   (168)   $   (178)   $   (284)   $    (57)   $    (41)   $     72
Fixed Charges:
  Interest factor of rental expense                     128         128         127         125         137          31          10
                                                   --------    --------    --------    --------    --------    --------    --------
              Total fixed charges                       128         128         127         125         137          31          10

              Total earnings                            (78)        (40)        (51)       (159)         80         (10)         82

              Total fixed charges                       128         128         127         125         137          31          10

Ratio of earnings to fixed charges                    (0.61)      (0.32)      (0.40)      (1.28)       0.58       (0.32)       8.20
                                                   ========    ========    ========    ========    ========    ========    ========

  Deficiency to cover fixed charges                     206         168         178         284          57          41          --
                                                   ========    ========    ========    ========    ========    ========    ========

COMPUTATION OF INTEREST FACTOR OF RENTAL EXPENSE:
              Operating rental expense                  383         383         382         374         410          93          29
              Interest factor                            33%         33%         33%         33%         33%         33%         33%
                                                   --------    --------    --------    --------    --------    --------    --------

                                 Total                  128         128         127         125         137          31          10
                                                   ========    ========    ========    ========    ========    ========    ========